Exhibit 10.3

ADVISOR AGREEMENT

NANO-TEXTILE LTD.

This Advisor Agreement (the “Agreement”) is made as of 15 October, 2018 (the “Effective Date”), between Nano-Textile Ltd., an Israeli corporation (the “Company”), and Plug & Play Venture Group, LLC, a California limited liability company (“Advisor”).

Company desires to retain Advisor to perform certain services and Advisor is willing to perform the services on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.       Services. Advisor has provided and will continue to provide advice and assistance to the Company from time to time as further described on Exhibit A attached hereto (collectively, the “Services”).

2.       Compensation. The Company agrees to pay Advisor the compensation and expenses described in Exhibit A and Exhibit B for Advisor’s performance of the Services.

3.       Term and Termination. The term of this Agreement shall continue until terminated by either party for any reason upon written notice.

4.       Independent Contractor. Advisor’s relationship with the Company will be that of an independent contractor and not that of an employee. Advisor is not, and will not, be eligible for any employee benefits, nor will the Company make deductions from payments made to Advisor for employment or income taxes, all of which will be Advisor’s responsibility. Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. If Advisor is reclassified by a state or federal agency or court as an employee of Company, they will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of the reclassification they would otherwise be eligible for benefits.

5.       Nondisclosure of Confidential Information and Trade Secrets.

A.       Agreement Not to Disclose. Advisor agrees not to use any “Confidential Information” (as defined below) disclosed to Advisor by the Company for Advisor’s own use or for any purpose other than to carry out, and to engage in discussions concerning the Services. Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of “Confidential Information” of the Company in order to prevent it from falling into the public domain or the possession of persons other than agents of the Company or persons to whom the Company consents to such disclosure. Upon request by the Company, any materials or documents that have been furnished by the Company to Advisor in connection with the Services shall be promptly returned by Advisor to the Company.

B.       Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that: (i) is in the possession of Advisor at the time of disclosure, as shown by Advisor’s files and records immediately prior to the time of disclosure; (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Advisor; or (iii) is obtained by Advisor from a third party without an accompanying duty of confidentiality and without a breach of such third party’s obligations of confidentiality. Notwithstanding the foregoing, Advisor may disclose Confidential Information with the prior written approval of the Company or pursuant to the order or requirement of a court, administrative agency or other governmental body.

C.       Definition of Trade Secret. A “Trade Secret” is defined as information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing or process, (i) that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

D.       Defend Trade Secrets Act of 2016 (the “DTSA”). Notwithstanding anything to the contrary set forth in this Agreement, (i) pursuant to the DTSA (18 U.S.C § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) Advisor shall not be prohibited from (1) exercising Advisor’s rights under federal, state, or local law (including, but not limited to, acting as or cooperating with a whistleblower), (2) cooperating in a government or administrative investigation, or (3) revealing alleged criminal wrongdoing to law enforcement.

6.       No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

7.       Assignment of Intellectual Property.

A.       Assignment. To the extent that Advisor jointly develops any new inventions, whether or not patentable or registrable under copyright or similar laws or other intellectual property (collectively, “Intellectual Property”) which relates to the Company’s technology, Advisor agrees that such Intellectual Property will be the sole property of Company and will be considered “works made for hire” as that term is defined in the United States Copyright Act. To the extent that ownership of the Inventions does not by operation of law vest in Company, Advisor will assign and hereby assigns all rights, title and interest to such Intellectual Property to the Company.

8.       Company’s Right to Disclose. The Company shall have the right to disclose the existence of this Agreement, Advisor’s status as an Advisor, and to include Advisor’s name, image and profile in various promotional materials, including, but not limited to, executive summaries, investor presentations and the Company’s website.

9.       Assignment; Severability. Due to the personal nature of the services to be rendered by Advisor, Advisor may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary, an affiliate, or to a successor to all or a substantial part of its business and assets without the consent of Advisor. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

10.       No Conflicts. Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Advisor agrees that, during the term of this Agreement, Advisor will promptly notify the Company in writing of any direct competitor of the Company for which Advisor is also performing services. It is understood that in such event, the Company will review whether Advisor’s activities are consistent with Advisor remaining as an advisor of the Company.

11.       Services and Information Prior to Effective Date. All services performed by Advisor and all information and other materials disclosed between the parties prior to the Effective Date will be governed by the terms of this Agreement, except where the services are covered by a separate agreement between Advisor and Company.

12.       Survival. Section 4 (Independent Contractor), Section 5 (Nondisclosure of Confidential Information), Section 7 (Assignment of Intellectual Property), Section 13 (Miscellaneous) and this Section 12 (Survival) shall survive termination of this Agreement.

13.       Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the parties. So long as you continue to serve as an advisor to the Company, you hereby consent to the Company including your name on its marketing materials, website or private placement memo, or offering materials as an advisor of the Company. This Agreement, including its schedules and exhibits, constitute the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Advisor Agreement as of the date first written above.

ADVISOR	NANO-TEXTILE LTD.

PLUG & PLAY VENTURE GROUP, LLC
a California limited liability company

________________________________________	______________________________________
Saeed Amidhozour, Manager	Mr. Joshua Herchcovici
Founder and Chairman

Address for Notice:
440 N. Wolfe Rd.
Sunnyvale, CA 94085

[Signature Page to Advisor Agreement]

EXHIBIT A

SERVICES AND COMPENSATION

1.	Services. The Services will include, but will not be limited to, the following:

•	Participation in Plug and Play’s Fashion for Good Program (the “Program”) which provides the following:
o	Engagement with the corporate partners, venture capital firms, and angel networks that are affiliated with the Program, to advisor’s best effort, over the course of the Program and after.
o	Opportunities to pitch to corporations, venture capital firms, or other strategic partners, to Advisor’s best effort, over the course of the Program and after.
o	Engagement with Plug and Play’s global network of mentors and advisors including industry and domain experts.
•	Participate and assist in reference calls and information exchanges to our best efforts with venture capital firms, angel investors, and corporate partners which seek the Advisor’s independent opinion of the Company.

2.	Compensation.

A.	The Advisor shall receive 781,879 shares of the Company’s Common Stock (the “Shares”) as compensation in exchange for Services to be provided by it subject to the terms and conditions of a restricted stock purchase agreement in form and substance attached hereto as Exhibit B.

B.	The Company will reimburse Advisor, in accordance with Company policy, for all reasonable expenses incurred by Advisor in performing the Services pursuant to this Agreement, but only if Advisor receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

EXHIBIT B

RESTRICTED STOCK PURCHASE AGREEMENT

(see attached)